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                                                                    Exhibit 99.1

For Immediate Release
For Further Information, contact:     William M. Griffith, President & CEO
                                      Alamance National Company
                                      336-226-1223


             United Financial, Inc Reports Continued Earnings Growth

Graham, N.C.--United Financial, Inc (NASDAQ Bulletin Board UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended September 30, 2002 and for the nine months ended September 30, 2002. Alamance National Bank, with the consent of its shareholders, reorganized and became a wholly-owned subsidiary of United Financial, Inc. (the " Company") effective at the end of business on September 30, 2002.

For the three months ended September 30, 2002, the Company reported net income (unaudited) of $197,000, an increase of $181,000 from net income of $16,000 for the nine months ended September 30, 2001. Earnings per share (both basic and diluted) were $.15 for the quarter ended September 30, 2002, compared with a per share profit of $.02 for the quarter ended September 30, 2001. "We are very proud to report our fifth consecutive quarterly profit," stated William M. Griffith, President and CEO. "Given the sluggish economy, we are pleased that we have been able to report quarter to quarter earnings growth since the third quarter of last year," Mr. Griffith stated. "Our challenge will be to continue that trend in the current business environment."

Net income for the nine months ended September 30, 2002 was $468,000 (unaudited), an increase of $764,000 from a net loss of $(296,000) for the nine months ended September 30, 2001. Earnings per share (both basic and diluted) were $.39 for the nine months ended September 30, 2002, compared with a net loss per share (both basic and diluted) of $(.35) for the nine months ended September 30, 2001.

The Company reported assets of $124 million September 30, 2002 compared with $90 million at September 30, 2001, an increase of $34 million or 38%. Net loans were $89 million, an increase of $16 million or 22% from September 30, 2001. Investments were $21 million in at September 30, 2002, compared to $10 million at September 30, 2001, an increase of $11 million or 110%. Deposits have increased from $78 million at September 30, 2001 to $96 million this year, an increase of $18 million or 23%. The Company reported shareholders equity of $10 million at September 30, 2002, compared with $5.5 million at September 30, 2001. The increase is due to proceeds from a secondary stock offering completed earlier this year, an increase in unrealized gains in the investment portfolio, and profits generated during the past twelve months. The Company's book value is $7.68 per share.

For the three months ended September 30, net interest income, before the provision for loan loss, increased from approximately $800,000 in 2001 to approximately $1,000,000 in 2002. This growth is due primarily to the solid growth the Company has experienced during the year, as average earning assets increased by 37%, offsetting a decline in the Company's net interest spread of 41 basis points. Mr. Griffith noted that despite some pressure on spreads, net interest margins were a solid 3.55% for the quarter. However, he noted that the pressure on interest rate spreads would likely continue through year end due to the continued refinancing brought about by low interest rates.

For the three months ended September 30, non-interest income increased $22,000, from approximately $94,000 to $116,000 in 2002. Mr. Griffith attributed the increase to higher fees charged on deposit accounts as well as increased fees from the sale of mortgage loans. Non-interest expense increased 11% for the three months ended September 30, 2002 compared with the same quarter of the prior year, from $732,000 to $815,000. The Company's efficiency ratio, or non-interest expense divided by the total income before the provision for loan loss, improved from 80.62% for the three months ended September 30, 2001 to 70.15% for the three months ended September 30, 2002.

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For the nine months ended September 30, 2002, net interest income, before the provision for loan loss, increased from approximately $2 million to approximately $3 million. Consistent with the quarterly results, this growth is due primarily to the solid growth in Company's balance sheet as average earning assets increased by 54%, offsetting a decline in the Company's net interest spread of 20 basis points. The Company's net interest margin for the nine months ended September 30, 1992 was 3.72%.

For the nine months ended September 30, 2002, non-interest income increased $135,000, or 45% from approximately $301,000 in 2001 to $436,000. Non-interest income for the nine months reflects a $44,000 gain on SBA loan sales in the second quarter of 2002, as well as a gain of $13,000 from the sale of investments during the first quarter of 2002. Non-interest expense increased 14% for the nine months ended September 30, 2002 compared with the prior year, from $2.1 million to $2.4 million. The Company's efficiency ratio, or non-interest expense divided by the total income before the provision for loan loss, improved from 89.20% for the nine months ended September 30, 2001 to 69.23% for the nine months ended September 30, 2002.

Mr. Griffith noted the improvement in the Company's efficiency ratio as a key factor in the Company's improvement in overall profitability. "We are extremely pleased with the progress we have made in controlling operating expenses. Our challenge going forward will be to build on this momentum while also maintaining a high level of customer service."

The Company's provision for loan losses was $150,000 and $590,000 for the three and nine months ended September 30, 2002, respectively. This compares with $159,000 and $547,000 for the corresponding periods in 2001. At September 30, 2002, the Company's provision for loan loss was 1.81% of gross loans, compared with 1.42% at September 30, 2001. Mr. Griffith stated that the Company has increased the provision during 2002 due to the growth in the Company's non-performing assets, which totaled $1.3 million at September 30, 2002 compared with $52,000 at September 30, 2001. Included in non-performing assets at September 30, 2002 is $502,000 in restructured loans. Mr. Griffith attributed the increase in the level of nonperforming assets to both the seasoning of the loan portfolio as well as the effects of a slowing economy.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investments, Inc. The Bank's main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.